Exhibit 6.6

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of December 31, 2025 (the “Effective Date”), by and between BitFrontier Capital Holdings, Inc., a Wyoming corporation, doing business as UNLOCKD, Inc., with a principal executive office located at 342 N Queen Street, Warehouse D, Lancaster, PA 17603 (“Buyer” or “BFCH”), and ERApeutics, LLC, a Pennsylvania limited liability company, manager-managed, doing business as EVERMIND, with a principal office located at 501 N. Park Rd, Wyomissing, PA 19610 (“Seller” or “ERApeutics”). Buyer and Seller may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.  Seller has developed and owns certain intellectual property, formulations, trade secrets, brand assets, and goodwill associated with the EVERMIND™ branded business (the “Business”).

B.  Buyer and Seller entered into a Binding Letter of Intent dated August 2, 2025 (the “LOI”), pursuant to which the Parties agreed in principle that Buyer would acquire the Business for equity consideration.

C. The Parties acknowledge and agree that the transaction contemplated by the LOI is, and at all times was intended to be, a sale of assets, and not a merger or equity or membership interest acquisition.

D.   Certain indebtedness previously incurred by Seller in favor of Ben Franklin Technology Partners has been addressed through conversion and release, and all liens or security interests affecting the Purchased Assets have been released, leaving the Purchased Assets free and clear of encumbrances as of the Effective Date.

E.  Seller intends to dissolve following the Closing, having sold all or substantially all of its assets to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	PURCHASE AND SALE OF ASSETS

1.1  Purchased Assets. Subject to the terms of this Agreement, Seller hereby sells, assigns, transfers, conveys, and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all of Seller’s right, title, and interest in and to all assets used in or relating to the Business, whether tangible or intangible, wherever located (collectively, the “Purchased Assets”), including those assets described on Exhibit A attached hereto.

1.2  Excluded Assets. The Purchased Assets do not include any cash, accounts receivable, tax refunds, or other assets not specifically related to the Business.

2.	NO ASSUMPTION OF LIABILITIES

Buyer does not assume and shall not be deemed to have assumed any liabilities or obligations of Seller of any kind, whether known or unknown, fixed or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, including without limitation any liabilities arising prior to the Closing (collectively, the “Excluded Liabilities”). All Excluded Liabilities shall remain the sole responsibility of Seller.

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3.	PURCHASE PRICE AND CONSIDERATION

3.1  Equity Consideration. As full and complete consideration for the Purchased Assets, Buyer shall issue an aggregate of 400,000,000 shares of Buyer’s restricted common stock, valued by the Parties at $0.01 per share (the “Purchase Price”).

3.2   Allocation. The Purchase Price shall be allocated among Seller’s members and other stakeholders in accordance with the Share Allocation Schedule attached hereto as Exhibit B, which allocation has been approved by Seller and its stakeholders.

3.3  Securities Law Matters. The shares issued pursuant to this Agreement are being issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act of 1933 and/or Regulation D, shall be deemed “restricted securities,” and shall bear appropriate restrictive legends.

4.	CLOSING

4.1  Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall be deemed effective as of the Effective Date, regardless of the actual date of execution.

4.2  Deliveries. At or promptly following the Closing:

•	Seller shall deliver such assignments and instruments as Buyer may reasonably request to evidence transfer of the Purchased Assets;
•	Buyer shall cause the issuance of the shares comprising the Purchase Price;
•	Seller shall confirm that the Purchased Assets are free and clear of liens.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

(a)  Seller has good and marketable title to the Purchased Assets, free and clear of all liens, security interests, and encumbrances;

(b)   Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

(c) This Agreement constitutes a valid and binding obligation of Seller;

(d)  Seller makes no representation regarding the absence of liabilities other than as expressly provided herein, and Buyer is not relying on any representation regarding undisclosed liabilities;

(e)  Seller has not granted any rights in the Purchased Assets that would materially interfere with Buyer’s use thereof following the Closing.

6.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

(a) Buyer is duly organized and validly existing;

(b) Buyer has full power and authority to execute and deliver this Agreement;

(c)  The shares issued as Purchase Price will be duly authorized, validly issued, fully paid, and non-assessable.

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7.	INDEMNIFICATION

7.1  Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its affiliates, officers, directors, shareholders, and agents from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to:

(a) any Excluded Liabilities;

(b) any breach of this Agreement by Seller;

(c)  any claims by creditors or governmental authorities relating to Seller or the Business prior to the Closing.

This indemnification shall survive the dissolution of Seller.

7.2  Indemnification by Buyer. Buyer shall indemnify Seller solely with respect to claims arising from Buyer’s operation of the Purchased Assets after the Closing.

8.	RATIFICATION AND SUPERSESSION OF LOI

The Parties acknowledge the LOI and hereby ratify it solely to the extent consistent with this Agreement. To the extent the LOI is inconsistent with this Agreement, this Agreement shall control.

9.	DISSOLUTION OF SELLER

Following the Closing, Seller shall promptly take all actions necessary to dissolve ERApeutics, LLC under applicable Pennsylvania law. Buyer shall have no responsibility for Seller’s dissolution, winding up, or tax matters.

10.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

11.	MISCELLANEOUS

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and may be executed in counterparts and electronically.

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the Effective Date first written above.

BITFRONTIER CAPITAL HOLDINGS, INC.

(a Wyoming corporation d/b/a UNLOCKD, Inc.)

By: /s/ Jordan P. Balencic, D.O.

Name: Dr. Jordan P. Balencic, D.O.

Title: Chief Executive Officer

ERAPEUTICS, LLC

(a Pennsylvania limited liability company d/b/a EVERMIND)

By: /s/ Tessa M. Balencic, D.O.

Name: Tessa M. Balencic

Title: Managing Member, BrainPower Ventures, LLC

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EXHIBIT A

ASSET SCHEDULE

The Purchased Assets include, without limitation, the following assets of ERApeutics, LLC:

1.	Intellectual Property
o	The EVERMIND™ brand name, trademarks, service marks, logos, and all variations and derivatives thereof
o	All trademark applications, registrations, common law rights, and associated goodwill
o	All formulations, recipes, ingredient specifications, product development data, and technical documentation related to EVERMIND™ beverages and supplements
o	All trade secrets, know-how, proprietary processes, and confidential information
2.	Digital and Marketing Assets
o	All domain names, URLs, websites, landing pages, and hosting accounts
o	All social media accounts, handles, pages, and related content
o	All digital marketing assets, creative files, brand guidelines, packaging designs, labels, and artwork
3.	Business Records and Materials
o	All research and development materials, supplier and manufacturer information, formulation notes, and testing data
o	All business plans, commercialization strategies, investor decks, and internal records relating to the Business
4.	Goodwill
o	All goodwill associated with the EVERMIND™ brand and Business

All Purchased Assets are transferred free and clear of liens, security interests, and encumbrances.

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EXHIBIT B

SHARE ALLOCATION SCHEDULE

The 400,000,000 shares of restricted common stock of BitFrontier Capital Holdings, Inc. issued pursuant to the Agreement shall be allocated as follows:

#	Holder	LLC Ownership %	BFCH Restricted Shares
1	BrainPower Ventures, LLC	51.00%	204,000,000
2	Ben Franklin Technology Partners	11.00%	44,000,000
3	Michael Lettieri	7.00%	28,000,000
4	White Rose Impact Fund	4.40%	17,600,000
5	Fredrick Krieger	3.50%	14,000,000
6	J. Rodney Messick	2.60%	10,400,000
7	Paul Michael Jones	2.50%	10,000,000
8	James Armstrong	2.30%	9,200,000
9	EVERMIND BOYS LLC	1.80%	7,200,000
10	Robert Dwyer	1.80%	7,200,000
11	Chris Kager	1.60%	6,400,000
12	Empire Nut Co	1.40%	5,600,000
13	Jessie Dionne	1.40%	5,600,000
14	Raymond Peart	1.40%	5,600,000
15	Thomas Fung	0.70%	2,800,000
16	Neil Stollman	0.70%	2,800,000
17	Michael J. Rainsford	0.70%	2,800,000
18	Matthew DeRose	0.70%	2,800,000
19	Jeffrey L. Zvolanek	0.70%	2,800,000
20	Jeffery Gubbels	0.70%	2,800,000
21	Richard Thompson	0.60%	2,400,000
22	Jordan Balencic	0.40%	1,600,000
23	Anthony Bertola	0.40%	1,600,000
24	Majid Basit	0.35%	1,400,000
25	Troy Bloom	0.35%	1,400,000
26	Shelly Duff	0.24%	960,000
27	Ty Krieger	0.24%	960,000
28	Jeremy Ritz	0.12%	480,000
29	Victoria Pelham	0.12%	480,000
	TOTAL	100.00%	400,000,000

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